Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Mexican Restaurants, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-22271 and No. 333-130053) on Form S-8 of Mexican Restaurants, Inc. of our report dated March 28, 2005, except for Note 1(a), as to which the date is March 27, 2007, with respect to the consolidated statement of operations, stockholders’ equity, and cash flows of Mexican Restaurants, Inc. and subsidiaries for the year ended January 2, 2005, and which report appears in the January 1, 2006, annual report on Form 10-K of Mexican Restaurants, Inc.

KPMG LLP

Houston, Texas
March 30, 2007